CINER RESOURCE PARTNERS LLC
2013 LONG-TERM INCENTIVE PLAN

Amendment No. 1

THIS AMENDMENT NO. 1 (this "***Amendment***") to the Ciner Resource Partners LLC (formerly known as OCI Resource Partners LLC) 2013 Long-Term Incentive Plan (the "***Plan***") is made by Ciner Resource Partners LLC (the "***Company***"), the general partner of Ciner Resources LP (the "***Partnership***"), pursuant to the Plan, as follows:

WHEREAS, the Company previously adopted the Plan for the benefit of certain eligible participants;

WHEREAS, the Plan currently allows for net withholding (*i.e.*, satisfaction of tax withholding obligations by having units withheld upon vesting or settlement of an award) at the minimum statutory tax withholding rate;

WHEREAS, pursuant to Section 9.1 of the Plan, the Company's Board of Directors (the "***Board***") has the power and authority to amend the terms of the Plan without the approval of any participant in the Plan, provided that, among other things, any amendment that would adversely affect a participant's rights under an outstanding award may not be made without such participant's consent;

WHEREAS, the Board desires to amend the terms of the Plan in order to provide the administrator of the Plan with the authority to effectuate net withholding at a value up to the maximum statutory tax rate in the applicable jurisdiction; and

WHEREAS, pursuant to NYSE Frequently Asked Questions on Equity Compensation Plan Section C-1 and applicable tax laws, the Board believes that this Amendment is permitted without seeking approval of the Partnership's unitholders.

NOW, THEREFORE, pursuant to the Plan, the Board hereby amends the Plan as follows:

1. Common Units Subject to the Plan. Section 5.2 of the Plan is hereby deleted in its entirety and shall be replaced with the following:

> "5.2 If any Common Units subject to an Award under the Plan are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of Common Units to the Participant, any Common Units counted against the number of Common Units available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or settlement, again be available for Awards under the Plan; provided, however, that any Common Units withheld to satisfy any Company withholding obligations in excess of the minimum amount

required to be withheld shall no longer be available for issuance pursuant to future Awards under the Plan; provided further that the Administrator may adopt procedures for the counting of Common Units relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Common Units actually distributed differs from the number of Common Units previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations."

2. Taxes. The last sentence of Section 11 of the Plan is hereby deleted in its entirety and shall be replaced with the following:

   "Withholding of taxes in the form of Common Units with respect to an Award shall not occur at a rate that exceeds the maximum individual income tax rate in the applicable jurisdiction."

3. Force and Effect. Except as otherwise set forth in this Amendment, the Plan shall remain in full force and effect.

4. Governing Law. The validity and construction of this Amendment and any Award entered into under the Plan, as amended by this Amendment, shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

5. Effective Date. This Amendment shall become effective January 28, 2019.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment on this 28 day of January, 2019.

CINER RESOURCE PARTNERS LLC

By: [signature]

Its: VP, General Counsel